NEWS RELEASE

FOR IMMEDIATE RELEASE

Synalloy Corporation Announces Second Quarter Results

Spartanburg, South Carolina, July 26, 2006...Synalloy Corporation (Nasdaq:SYNL), a producer of specialty chemicals, pigments, stainless steel pipe, vessels and process equipment, announces for the second quarter of 2006, a 45% increase in net earnings to $1,498,000, or $.24 per share, on a 17% sales increase to $36,729,000. This compares to net earnings of $1,032,000, or $.17 per share on sales of $31,484,000 in 2005’s second quarter. The Company generated net earnings for the first six months of 2006 of $2,196,000, or $.35 per share, on a 13% sales increase to $72,892,000, compared to net earnings of $2,490,000, or $.40 per share on sales of $64,812,000 in the first six months of 2005 which included a net loss from discontinued operations of $51,000, or $.01 per share.

Specialty Chemicals Segment

The Specialty Chemicals Segment continued the strong performance it experienced in the first quarter delivering sales increases of 12% and 11% in the second quarter and first six months of 2006, respectively, over the same periods last year. Segment income improved significantly to $787,000 in the second quarter more than tripling the $243,000 earned in the second quarter of 2005. For the first six months of 2006, the Segment earned $1,588,000 which was 60% higher than the $991,000 earned last year. The increase in revenues came primarily from adding several new products over the past three quarters, coupled with increased selling prices to pass on higher energy related costs. The Segment completed the relocation of its pigment operations from Greensboro, NC to Spartanburg, SC at the end of the first quarter of 2006 and experienced the positive impact of consolidating the two operations throughout the second quarter. The combination of the cost synergies from the relocation and increase in revenues produced the significant income improvement. The Segment continues to make progress on the development of the fire retardant business discussed in previous quarters. On February 16, 2006 the U.S. Consumer Products Safety Commission released its final approval for new flammability standards for mattresses. These standards will be implemented on July 1, 2007. It is expected that mattress manufacturers will begin to ramp up their production late in 2006 to assure compliance with the implementation date of July 1, 2007, and management expects the demand for our fire retardant products to increase and grow into significant volumes consistent with this expected increase in mattress manufacturers’ production. Based on current conditions and management’s expectations, the Company expects this Segment to continue to operate profitably.

Metals Segment

Sales in the Metals Segment increased 19% and 13% for the second quarter and six months of 2006, respectively, from the same periods a year earlier. The increases resulted from 28% and 22% higher unit volumes for the quarter and six months, partially offset by 6% and 7% declines in average selling prices, respectively, compared to the same periods last year. Operating income increased 20% to $2,292,000 for the second quarter and declined 16% to $3,412,000 for the first six months of 2006 compared to the same periods last year. The noteworthy increase in second quarter unit volumes resulted from management’s success in regaining market share in pipe sales and from much higher production of piping systems for energy and water treatment customers. The significant increase in second quarter operating income came mostly from piping systems as the result of the much improved operating level. Pipe sales produced a modest increase in spite of significantly less profits from the effect of stainless steel surcharges. Surcharges are assessed each month by the stainless steel producers to cover the change in their costs of certain raw materials. The Company in turn, passes on the surcharge in the sales prices charged to its customers. Under the Company’s first-in-first-out inventory method, cost of goods sold is charged for the surcharges that were in effect three or more months prior to the month of sale. Accordingly, if surcharges are in an upward trend, reported profits will benefit. Conversely, when surcharges go down, profits are reduced. During the second quarter of 2005, surcharges were significantly higher than they were in the prior several months with an accompanying significant benefit to profits. The second quarter of 2006 also benefited from surcharges, but to a much lesser extent than a year earlier. The same factors affected the six months with the primary difference being the large surcharge benefit in 2005 vs. a loss from this source in 2006. The monthly change in surcharges makes it more difficult to manage the inventory and can lead to large swings in reported profitability on a quarterly basis. Management evaluates performance of the commodity pipe product group after eliminating the surcharge effects, and on this basis the operating performance in the first six months of 2006 was actually better than a year earlier. Piping systems’ backlog as of the end of the second quarter of 2006 continues to remain at an excellent level at $22,100,000 compared to $18,000,000 at the end of the second quarter of 2005. Not reflected in the backlog amount are three projects totaling approximately $14,000,000 booked in July in the water treatment and energy industries that should be completed in 2007 and 2008. Piping systems’ backlog should continue to provide a level of sales for piping systems to operate profitably over the next several quarters. The Segment continues to be successful in penetrating new markets, such as projects in the LNG and waste water treatment industries, where management believes there is significant growth potential, with more than 80% of the backlog coming from these sources. The favorable trend in surcharges currently in effect should provide opportunities to improve profits from pipe sales over the third quarter. Based on current conditions and management’s expectations, the Company believes this Segment will continue to operate profitably.

Other Items

The Company completed the movement of Organic Pigments’ operations from Greensboro, NC to Spartanburg, in the first quarter of 2006. The Greensboro plant has been closed and the Company has entered into a contract to sell the property. The closing date was originally scheduled for May, but the date has been extended and the Company expects to close in August of 2006. A $213,000 loss has been recorded for the move in the first quarter of 2006. However, management is expecting to record a gain from the sale of the property in the third quarter of 2006 which is expected to exceed the cost of the move.

For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release includes and incorporates by reference "forward-looking statements" within the meaning of the securities laws. All statements that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "anticipate," "plan" and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions, the impact of competitive products and pricing, product demand and acceptance risks, raw material and other increased costs, customer delays or difficulties in the production of products, unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk, inability to comply with covenants and ratios required by our debt financing arrangements and other risks detailed from time-to-time in Synalloy's Securities and Exchange Commission filings. Synalloy Corporation assumes no obligation to update the information included in this press release.
Contact: Greg Bowie at (864) 596-1535

SYNALLOY CORPORATION COMPARATIVE ANALYSIS

	THREE MONTHS ENDED		SIX MONTHS ENDED
	Jul 1, 2006	Jul 2, 2005	Jul 1, 2006	Jul 2, 2005

Net sales
Specialty Chemicals Segment	$12,545,000	$11,194,000	$25,433,000	$22,832,000
Metals Segment	24,184,000	20,290,000	47,459,000	41,980,000
	$36,729,000	$31,484,000	$72,892,000	$64,812,000
Operating income
Specialty Chemicals Segment	$787,000	$243,000	$1,588,000	$991,000
Metals Segment	2,292,000	1,911,000	3,412,000	4,060,000
	3,079,000	2,154,000	5,000,000	5,051,000
Unallocated expenses
Corporate	527,000	474,000	988,000	1,002,000
Plant relocation costs	-	-	213,000	-
Interest and debt expense	200,000	216,000	347,000	451,000
Other (income) expense	-	(22,000)	(1,000)	(32,000)
Income from continuing
operations before income taxes	2,352,000	1,486,000	3,453,000	3,630,000

Provision for income taxes	854,000	443,000	1,257,000	1,089,000
Net income from
continuing operations	1,498,000	1,043,000	2,196,000	2,541,000
Net loss from
discontinued operations	-	(11,000)	-	(51,000)

Net income	$1,498,000	$1,032,000	$2,196,000	$2,490,000

Net income (loss) per basic common share:
Continuing operations	$.24	$.17	$.36	$.42
Discontinued operations	-	-	-	($.01)
Net income	$.24	$.17	$.36	$.41

Net income (loss) per diluted common share:
Continuing operations	$.24	$.17	$.35	$.41
Discontinued operations	-	-	-	($.01)
Net income	$.24	$.17	$.35	$.40

Average shares outstanding
Basic	6,122,679	6,053,999	6,115,834	6,040,018
Diluted	6,235,399	6,203,300	6,227,687	6,176,867

Backlog-Piping Systems & Process Equipment			$22,100,000	$18,000,000

Balance Sheet			Jul 1, 2006	Dec 31, 2005
Assets
Cash and sundry current assets			$1,726,000	$1,649,000
Accounts receivable, net			20,429,000	21,863,000
Inventories			27,524,000	24,482,000
Total current assets			49,679,000	47,994,000
Property, plant and equipment, net			19,450,000	18,698,000
Other assets			4,284,000	4,290,000
Total assets			$73,413,000	$70,982,000

Liabilities and shareholders' equity
Current portion of long term debt			$467,000	$467,000
Accounts payable			10,510,000	11,192,000
Accrued expenses			6,419,000	7,672,000
Total current liabilities			17,396,000	19,331,000
Long-term debt			10,755,000	8,091,000
Other long-term liabilities			3,585,000	4,264,000
Shareholders' equity			41,677,000	39,296,000
Total liabilities & shareholders' equity			$73,413,000	$70,982,000